(d)(2)(ii)

January 20, 2017

Christopher Kurtz

Vice President, Finance

Voya Investment Management Co. LLC

One Orange Way, C1-N

Windsor, CT 06095

Dear Mr. Kurtz:

Pursuant to the Sub-Advisory Agreement, dated November 18, 2014, as amended (the “Agreement”), between Voya Investment Management Co. LLC (the “Sub-Adviser”) and Voya Investments, LLC, we hereby notify you of our intention to retain you as Sub-Adviser to render investment advisory services to Voya Multi-Manager International Factors Fund (the “Fund”), a series of Voya Mutual Funds, effective as of the close of business on January 20, 2017, upon all of the terms and conditions set forth in the Agreement.

Upon your acceptance, the Agreement will be modified to give effect to the foregoing by adding the Fund to Amended Schedule A of the Agreement.  The Amended Schedule A, with the annual sub-advisory fees indicated for the Fund, is attached hereto.

Please signify your acceptance to act as Sub-Adviser to the aforementioned Fund under the Agreement with respect to the Fund by signing below where indicated.

Very sincerely,

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President
Voya Investments, LLC

ACCEPTED AND AGREED TO:
Voya Investment Management Co. LLC

By:	/s/ Christopher Kurtz
Name:	Christopher Kurtz
Title:	Vice President, Finance

AMENDED SCHEDULE A

with respect to the

SUB-ADVISORY AGREEMENT

between

VOYA INVESTMENTS, LLC

and

VOYA INVESTMENT MANAGEMENT CO. LLC

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily assets allocated to the Sub-Adviser)
Voya Diversified Emerging Markets Debt Fund	November 18, 2014	0.3150%
Voya Diversified International Fund	November 18, 2014	Direct Investments(1) 0.135% Underlying Funds(2) 0.0300% on the first $500 million; 0.0250% on the next $500 million; 0.0200% on the next $1 billion; and 0.0100% in excess of $2 billion
Voya Global Bond Fund	November 18, 2014	0.1800%
Voya Global Corporate Leaders® 100 Fund	December 5, 2016	0.2300%
Voya Global Equity Dividend Fund	November 18, 2014	0.3150%
Voya Global Equity Fund	Close of business on May 22, 2015	0.3825% of first $500 million of assets 0.3600% on next $500 million of assets 0.3263% for assets in excess of $1 billion

(1)         “Direct Investments” shall mean assets which are not Underlying Funds.

(2)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds.  The term “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on November 18, 2014.

Series	Effective Date	Annual Sub-Advisory Fee (as a percentage of average daily assets allocated to the Sub-Adviser)
Voya Global High Dividend Low Volatility Fund	December 5, 2016	0.2300%
Voya Global Perspectives® Fund	November 18, 2014	Direct Investments(1) 0.1350% Underlying Funds(2) 0.0450%
Voya Multi-Manager International Factors Fund (formerly, Voya International Core Fund)	Close of business on January 20, 2017	[REDACTED]
Voya Russia Fund	November 18, 2014	0.5625%

(1)         “Direct Investments” shall mean assets which are not Underlying Funds.

(2)         “Underlying Funds” shall mean open-end investment companies registered under the 1940 Act within the Voya family of funds.  The term “family of funds” shall have the same meaning as “fund complex” as defined in Item 17 of Form N-1A, as it was in effect on November 18, 2014.